SUPPLEMENT dated March 11, 2004

(To Prospectus Supplement Dated February 25, 2004

to Prospectus Dated January 27, 2004)

$559,767,000 (Approximate)

FIRST FRANKLIN MORTGAGE LOAN TRUST 2004-FFA
Mortgage Pass-Through Certificates, Series 2004-FFA

Notwithstanding the description of the Interest Rate for the Class M2-A Certificates in the second paragraph (sixth bullet point) under the heading “Description of the Certificates—Distributions of Interest—Calculation of Interest” on page S-25 of the Prospectus Supplement, the reference in that paragraph to “1.05%” is deleted and replaced with “1.10%” and the reference to “1.575%” in the third paragraph under that heading (which appears on page S-26 of the Prospectus Supplement) is deleted and replaced with “1.65%.”

________________

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying Prospectus Supplement.